Exhibit 99.1

Flux Power Introduces New Line of Advanced Lithium Battery Packs for Material Handling Equipment

New 24V LiFT™ Pack is Specifically Designed to Extend Life, Reduce Maintenance and Lower the Cost of Energy Storage Systems in Material Handling Equipment

ESCONDIDO, CA (April 17, 2013) — Flux Power® Holdings, Inc. (OTCQB: FLUX), a fully reporting company and an innovator in durable, scalable, and affordable advanced energy storage systems, today introduced the first product in its new line of LiFT™ Pack solutions. The LiFT™ Pack 250Ahe-24V* is an advanced lithium battery pack that is proven to outperform and outlast premium lead-acid batteries. Based on soft-packed, electrolyte-starved LiFePO4 rechargeable pouch cell technology, the LiFT Pack 250Ahe-24V is ideal for large energy storage systems used in the material handling equipment industry.

This 24V LiFT Pack was designed specifically for the material handling lift equipment market. In particular, the LiFT Pack 250Ahe-24V was developed for Class III lift trucks, known as "walkies." This class of equipment is typically used for moving pallets either in a distribution center, or on and off of delivery trucks. The pack has been sized dimensionally so that it will fit a broad range of walkie manufacturer battery enclosure sizes and, as a result, is designed as a universal application. The first pilot production units of the LiFT Pack are slated for use in walkies for food and beverage distribution centers.

“The LiFT Pack product line lasts much longer than a typical lead-acid battery, which means fewer battery replacements are needed over the life of the equipment, resulting in a much reduced cost of ownership for our customers. Our battery pack is also equipped with a dripless sealed cell technology that eliminates acid exposure and the threat of damage to the facility, the equipment, and the staff. As a result, watering batteries is a thing of the past with our new LiFT Packs. The time once spent servicing batteries can be redirected to other critical tasks, increasing our customer’s productivity and reducing maintenance costs,” said Chris Anthony, CEO of Flux Power. “What we have developed is a state-of-the-art battery pack that performs better and lasts many times longer than premium lead-acid batteries, is virtually maintenance-free, and costs our customers substantially less over time.

“Flux Power is the leader in advanced lithium energy storage solutions and we have a successful history of delivering cost efficient solutions to customers around the globe. As the only company today providing lithium battery packs directly to the material handling market, our high-performance products offer a cost-efficient and reliable alternative to lead-acid batteries” said Anthony. “I am excited about the huge market opportunity. Recent research from World Industrial Truck Statistics (WITS) indicates that the number of Class III walkies sold in the U.S. in 2011 was more than 60,000 and worldwide, that number is more than 250,000, with several times that number available for upgrade in the field,” added Anthony.

The key feature enabling such dramatic cost efficiency over lead-acid is Flux Power’s patent-pending Battery Management System (BMS), which constantly monitors cell voltage, temperature and balance. The BMS then computes the battery pack’s charging status and health, and controls major system components used in charging and discharging the battery pack. This precise control results in a battery that lasts many times longer than a premium lead-acid battery—delivering more than 2,000 cycles at 80% depth of discharge. With the LiFT Pack 250Ahe-24V, customers require fewer battery replacements, saving money and achieving a lower cost of ownership.

A product data sheet with additional information on the Flux LiFT Pack 250Ahe-24V Battery Pack can be found under the Product section of the company’s website at http://fluxpwr.com/products/.

*Equivalent performance to 250Ah lead-acid battery for a 6-hour discharge cycle

About Flux Power

Flux Power designs, develops, and sells cost efficient advanced energy storage systems. Incorporated in October 2009, Flux Power began shipping prototype products in the second quarter of 2010 while continuing to develop its intellectual property portfolio. Currently, Flux Power’s product offerings include batteries in various sizes and forms, packaged modules, fully advanced energy storage systems and various system accessories. These accessories include: stand-alone battery management, stackable chargers, programming software and display systems. Flux Power sells modular advanced energy storage products through distributors and directly to original equipment manufacturers. These customers benefit from Flux Power’s advanced systems technologies, which greatly extend cycle life and improve system performance. For more information visit www.FLUXpwr.com or email info@FLUXpwr.com.

For more information contact:

marketrelations@FLUXpwr.com

1.877.505.3589 ext.123

Forward-Looking Statements

This release contains certain "forward-looking statements" relating to the business of the Company. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Further the forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Such forward-looking statements include, among other things, regulatory incentives, the development of new business opportunities, and projected costs, revenue, profits and results of operations. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission and available on its website (www.sec.gov).

Flux, Flux Power and associated logos are trademarks of Flux Power Holdings, Inc. Other company and product names may be trademarks of their respective owners.